MET-PRO CORPORATION
Moderator: Kevin Bittle
08-26-10/10:00 a.m. CT
Confirmation # 89900484

MET-PRO CORPORATION

Moderator: Kevin Bittle
August 26, 2010
10:00 a.m. CT

Operator:	Good morning my name is (Antanell) and I’ll be your conference operator today. At this time I would like to welcome everyone to the Met-Pro Second Quarter Results conference call.

All lines have been placed on mute to prevent any background noise.  After the speakers remarks there will be a question and answer session.  If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.

Thank you I would now like to turn the call over to Kevin Bittle, Manager of Creative Services, you may begin.

Kevin Bittle:
Good morning, welcome to Met-Pro Corporations earnings conference call for the second quarter of our fiscal year 2011 which ended July 31, 2010.  My name’s Kevin Bittle and I’m with the company's Creative Services Department.  With me on our call this morning are Ray De Hont, our Chairman and Chief Executive Officer; and Gary Morgan, our Senior Vice President of Finance and Chief Financial Officer.  Shortly you'll hear comments from both of these individuals.  But before we begin, I'd like to make a few comments.

I'd like to remind you that any statements made today with regard to our future expectations may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Please refer to our Annual Report for the fiscal year ended January 31, 2010, that was filed

MET-PRO CORPORATION
Moderator: Kevin Bittle
08-26-10/10:00 a.m. CT
Confirmation # 89900484

with the SEC for important factors that among others could cause our actual results to differ from any results that might be projected, forecasted or estimated in any of our forward-looking statements.

And with that, I will now turn the call over to Ray, Ray?

Ray De Hont:
Thank you Kevin.  Good morning everyone and welcome again from Harleysville, Pennsylvania.  Earlier this morning we released our financial results for the second quarter.  I hope all of you have had an opportunity to review them.

In a moment Gary Morgan will provide more specific comments on the quarter’s financial results.  But first I’d like to offer my perspective on our performance.  During the second quarter we were able to grow both the top and bottom line for the second consecutive quarter while achieving solid results in all our key metrics including new order bookings, gross margins, operating margins and cash flow.

In fact the second quarter was our most profitable quarter in the past year and a half.  Though net sales for second quarter of fiscal 2011 were up only slightly from last years second quarter net income and earnings per share were up significantly compared with the year ago quarter.

The improvement in bottom line performance was once again attributable to strong gross margins.  Our gross margin for the second quarter was approximately 37 percent which is up versus last years second quarter as well as sequentially when compared with the first quarter of this year.

Margins in the quarter benefited from a favorable product mix, our various efficiency initiatives and our flexible manufacturing strategy which provides us with a cost structure that is very responsive to changes in the level of demand.

During the second quarter we continued to generate strong cash flows from operating activities.  Increase in our cash position at July 31, 2010 to a record 34.2 million dollars or $2.33 cents per share further solidifying our already strong balance sheet.

MET-PRO CORPORATION
Moderator: Kevin Bittle
08-26-10/10:00 a.m. CT
Confirmation # 89900484

Demand for Met-Pro’s products continues to remain strong as evidenced by the 14 percent increase in second quarter new order bookings which follows a 17 percent increase in new order bookings during the first quarter ended April 30, 2010.  On a year to date basis new order bookings are up 16 percent.

We are encouraged that the increase in new order bookings both in the second quarter and year to date was achieved without the benefit of any material contribution from large projects the timing of which still remains unpredictable.

Large project at quotation activity however remains steady adding to an already significant pipeline of opportunities for which we believe we are well positioned.  As anticipated the recovery in our market has been very measured in its pace and in certain areas such as large projects the recovery has been uneven.

The results we have achieved can be attributed to our disciplined strategy to efficiently produce and deliver high quality products that provide compelling value to our customers which we believe build value in the company for our shareholders.  By all measures the second quarter was another very solid quarter upon which we can further build.

I would now like to ask Gary Morgan to review our recent financial performance in more detail. After which I will provide some concluding remarks before we take your questions.

Gary?

Gary Morgan:
Thank you Ray.  Met-Pro reported fiscal 2011 second quarter net sales of 21.4 million dollars up 2.6 percent from last years second quarter net sales of 20.9 million dollars.  Net sales have now increased year over year for the second quarter in a row.  Also keep in mind that after declining earlier in the year revenues last year did recover as the year progressed which makes revenue growth experienced in the second quarter that much more note worthy relative to revenue growth in the first quarter of this year.

MET-PRO CORPORATION
Moderator: Kevin Bittle
08-26-10/10:00 a.m. CT
Confirmation # 89900484

Net sales in our product recovery and pollution control technology reporting segments were 9.7 million dollars in the second quarter down 5.9 percent for the second quarter a year ago.  This decrease was due primarily to lower sales of Strobic Air.  Segment operating income for the quarter consequently was also down from a year ago.  On a sequential basis, however, both segment operating income and operating margins were up nicely compared to the first quarter of this year, which is the result of the efficiencies being achieved since implementing our new Environmental Air Solutions organization structure.

Net sales in our Fluid Handling Technology Group segment were 6.5 million dollars up 13.6 percent compared with the second quarter a year ago.

The year over year increase reflects growth and demand for all product brands within this reporting segment.  Segment operating income for the second quarter was 1.3 million dollars, up 35.4 percent from the second quarter a year ago.

In our Filtration and Purification Technology segment net sales were down 4.6 percent year over year as a result of a decrease in demand for certain of our specialty chemicals.  While net sales were marginally lower compared to a year ago, segment operating income actually increased due to an improvement in sales of higher margin filters, cartridges, filter housings and filtration products and although down from a year ago segment revenues were up 400,000 dollars sequentially from the first quarter.

Net sales in our Mefiag Filtration Technology’s reporting segment were 2.5 million dollars this quarter up 25.9 percent compared with two million dollars in the second quarter of last year.  This sizable increase is primarily due to a relative improvement in the auto and housing industries, Mefiag’s two largest end markets. Mefiag’s net sales for the quarter were also up sequentially from the first quarter this year.  Segment operating income for the quarter was 163,000 dollars a significant turn around from the operating loss of 143,000 dollars in

MET-PRO CORPORATION
Moderator: Kevin Bittle
08-26-10/10:00 a.m. CT
Confirmation # 89900484

the second quarter of last year and consistent with the steady improvement we have seen of Mefiag over the last few quarters.

The consolidated company wide gross margin for the second quarter came in at 36.6 percent up from 34 percent in the second quarter of last year.  These improved margins largely reflect a favorable product mix, as well as continued contribution from various efficiency initiatives. In addition, segment gross margins this year showed an increase over the comparable quarter a year ago except for a slight decrease in the product recovery and pollution control reporting segments gross margins.

Selling expenses for the quarter were 2.8 million dollars, up compared to last years second quarter, but down sequentially from the 2.9 million dollars in the first quarter.  This year over year increase is due primarily to higher representative and distributor commissions.

Second quarter general and administrative expenses were 2.8 million dollars down 50,000 dollars from last years second quarter largely due to lower payroll and benefit expenses for the quarter.

On a consolidated basis income from operations for the second quarter was 2.3 million dollars or 10.8 percent of net sales, comparing favorably with the 8.5 percent of net sales in the same quarter of last year and 9.4 percent of net sales in the first quarter of this year. This is one of our strongest operating margins in the past several years as our expanding margins and disciplined expense management have combined to improve the leverage in our business model.

For the second quarter, we reported net income of 1.6 million dollars or 11 cents per share up 31 percent and 38 percent respectively from the 1.2 million or eight cents per share in the second quarter of last year. These are the companies best earnings results in the last six quarters.  Cash flows from operating activities for the quarter amounted to 2.9 million dollars as a result Met-Pro’s balance sheet is the strongest it’s ever been with cash on

MET-PRO CORPORATION
Moderator: Kevin Bittle
08-26-10/10:00 a.m. CT
Confirmation # 89900484

hand at the end of the quarter totaling a record 34.2 million dollars or $2.33 per diluted share up nearly two million dollars since April 30 of 2010.

Quickly looking at the year to date results net sales were 43.7 million dollars up 7.9 percent from the first six months of last fiscal year.  The gross margin percentage for the first half of this year was 36.2 percent versus 34.8 percent for the first half of last year.

Total selling, general and administrative expenses for the first half of fiscal year 2011 were 11.4 million dollars up 4.9 percent from the same period last year.  Net income for the first half of this year was three million dollars up 38.8 percent from the 2.1 million earned in the first half of last year.  Which equates to an earnings of  20 cents per diluted share up 33.3 percent from the 15 cents per diluted share reported in the first six months of last year.

We are very pleased to have achieved growth in both the second quarter and first half of the year despite the lingering effects of the global economic slowdown and without any material benefit from large projects.  The gradual recovery in our markets we have seen since the beginning of the year has stabilized end demand at levels of those of a period of a year ago and sets us on track to resume the pace of growth previously achieved.

Our goal is to maintain discipline throughout the organization, to improve operating efficiencies, to further expand our reach into existing domestic and international markets and to sustain our leadership position and outstanding reputation in the niche markets we proudly serve.

Thank you and I would now like to turn the call over to Ray, Ray?

Ray De Hont:
Thank you Gary.  Just a few concluding thoughts before we open the call to questions.  The first half of the year has witnessed a measured pace of recovery we expected heading into the year.  Our businesses have generally rebounded inline with the more stable environment and we expect many of the large projects in which we are involved which are typically the last segment to recover to move forward as the year progresses.

MET-PRO CORPORATION
Moderator: Kevin Bittle
08-26-10/10:00 a.m. CT
Confirmation # 89900484

At the midpoint of the year, our bookings are well ahead of last year’s pace while our pipeline is ripe with existing opportunities and continues to strengthen.  From all dimensions it is clear that the hard work of our many dedicated employees is being rewarded with new opportunities for growth and added market share.

As Met-Pro becomes increasingly recognized for our ability to solve the many complex challenges of a clean environment and more efficient processes.  As the recovery continues we will remain focused on improving efficiencies that better leverage our organizational resources.

Our lean initiatives both on the factory floor as well as throughout our entire organization are more than meeting expectations.  We’re engaged in numerous other initiatives that are bearing fruit in the form of some of the best margins in the company’s history even before revenues return to the levels of a few years ago.  And we’re currently sitting on increased backlogs and double digit growth in new orders compared to a year ago while being in the best financial condition in the company’s history which only fortifies our competitive advantages.

Though we continue to look for a measured pace of end market recovery, we believe our ability to consistently win in the market and improve our efficiencies will enable us to build value for our shareholders over the long term.

I’m also pleased to announce that on June 2, our Board of Directors declared a quarterly dividend of six cents per share payable September 15, 2010 to shareholders of record at the close of business on September 1, 2010.  This is the 35th consecutive year Met-Pro has paid either a cash or stock dividend.

I’d like to thank the many loyal, dedicated and talented employees who have contributed to our success as well as thank our shareholders for their continued support.  I’d also like to thank all of you for your participation in today’s call.

I’ll now turn the call back to Kevin Bittle, Kevin?

MET-PRO CORPORATION
Moderator: Kevin Bittle
08-26-10/10:00 a.m. CT
Confirmation # 89900484

Kevin Bittle:	Thank you Ray. At this time we’d welcome any questions you may have. I’d like to ask our Operator (Antanell), to provide instructions for this portion of the call.

Operator:
Certainly.  At this time I would like to remind everyone in order to ask a question, press star followed by the number one on your telephone keypad.  We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Michael Gaugler with Green Murray Carpet.

Michael Gaugler:	Hi guys.

Kevin Bittle:	Good morning Michael.

Ray De Hont:	Good morning Michael.

Michael Gaugler:	Hi guys, congrats on a nice quarter.

Kevin Bittle:	Thank you.

Michael Gaugler:
Listen when I look across bookings quarters your comments earlier Ray, what I’d really like to do is kind of have you drill down a little bit and tell me is this a — is it more geographic, is it more business line centric or is it one particular industry that you serve that’s driving all this?

Ray De Hont:
OK I’ll break it down this way.  When you look at the pipeline let’s say of the larger projects in this case I’ll (talk) a million dollars or better not 500,000 but a million dollars or better.  We have approximately 20 million dollars of large projects of that type out there.  Those projects consist of projects from the Met-Pro Environmental Air Solutions Group, Strobic Air which are typically the two large product groups in our company.  They deal primarily with large products.

But also our pump group and these projects we’ve been working on for a considerable amount of time, we feel we’re well positioned, they’re not just domestic they’re also global.  When you look at the mix as far as global international versus domestic it’s about a 60/40 mix.  Sixty percent

MET-PRO CORPORATION
Moderator: Kevin Bittle
08-26-10/10:00 a.m. CT
Confirmation # 89900484

international, 40 percent domestic and you start to look at the different markets, it’s not just one market.

You look it’s the market as far the laboratory fume hood exhaust type business, there’s project there in the U.S.  There’s projects in Saudi Arabia for that product line and in Asia, you look at the Duall brand scrubber there’s in that 20 million now I’m talking there’s good projects.  One would be in, domestically there’s a large project we’re working on but there’s also projects overseas again Saudi Arabia and Asia.

Then you look at the pump group, now here’s one that typically does not have what I would call real large projects.  Once and a while you'll get one I think the record project we ever had was about 1.7 million a few years ago on a large aquarium.  Even they are seeing some large projects and they have a project they’ve been working on for a while that is in the multi-million dollar range.

So when you start looking at these things it’s across numerous businesses, it’s across numerous types of markets both the municipal, the industrial and so it’s a broad array of opportunity.  It’s just not one product line or one market or one area in the world.

I don't know if that answered your question Michael?

Michael Gaugler:
Yes it does I was just wondering was it one particular segment or sector that was getting particularly hot?  And it sounds like it certainly isn’t.  I guess the other question I would have a little bit even more granularity.  On your Pristine Water Solutions business, what do you see in there particularly on the municipal side?

Ray De Hont:
What’s happening there we all know the floods in the Midwest that created some havoc as far as usage of chemicals.  The other thing there is some pressure there on the municipalities so they’ve cut back on their usage wherever they can.  In some cases there is some pricing pressure where the municipalities because of the lack of funds have actually gone out to, for a bid type business rather than working based on the service type business.

MET-PRO CORPORATION
Moderator: Kevin Bittle
08-26-10/10:00 a.m. CT
Confirmation # 89900484

So all those things added up have impacted that business.  And that business is off this year.  Now there are some opportunities for that business going forward and some of the keys is, are OK to look at maybe going and working with some of the larger municipalities than we have in the past.

But it’s been impacted by the weather, it’s been impacted by the lack of funds in the municipalities and some of the municipalities going from a - where they - their main concern was service to a bid low price type business.

Michael Gaugler:	Understood. All right guys, that’s all I had, thanks.

Ray De Hont:	Thank you, Michael.

Operator:	Your next question comes from the line of Richard Verdi with Sturdivant & Company.

Richard Verdi:	Good morning guys congrats on a great quarter there.

Ray De Hont:	Hi Rich.

Kevin Bittle:	Good morning Rich.

Richard Verdi:
Sorry I jumped off the call there for a second, I just had a question.  Could you guys just talk a little bit about the product recovery segment.  You know everything was really solid across the board there but that was the one number that I kind of missed on.  I was hoping you could kind of drill down on that for me.

Ray De Hont:
Sure.  When you look at — I was mentioning it to, in my answer to Michael’s question when you look at our business we have two branches of our business which is the — let’s take Strobic Air and the Met-Pro Environmental Air Solutions side.

They deal with large projects typically.  They’re dealing with multiple projects, larger projects, engineered products and when you look at that side of the business especially the Met-Pro Environmental Air Solution side of the business the large projects haven’t been there.  Not that we haven’t quoted

MET-PRO CORPORATION
Moderator: Kevin Bittle
08-26-10/10:00 a.m. CT
Confirmation # 89900484

them, not that the pipeline isn’t building but the release of those projects has not happened at this point.

So all their businesses they’ve been basically on the day to day business.  When those large projects come that’s what supplements the day to day business and that’s where you see the growth and so forth.  And that varies from month to month, quarter to quarter.  There are a lot of opportunities out there as I mentioned before where we have bid jobs, we feel we’re well positioned and we’re looking forward to when these jobs close.

There’s no guarantees we all know until that contract is signed you don’t know if you've got the order. But we feel we’re well positioned. And that’s what’s happening with that particular group.

Richard Verdi:	OK that’s super, that’s super thanks Ray. Gary a quick question for you, could you just talk a little bit about interest expense here?

Gary Morgan:
Yes during the second quarter we had to make an adjustment for an entry that was made incorrectly during the first quarter.  It was an entry for about 25,000 dollars it was between — it was an inter-company interest income, interest expense eliminator entry and it had no impact on the net income in the first quarter.

So on an, on a quarterly basis interest income should be around 50,000 dollars per quarter.

Richard Verdi:	OK and I know I’ve asked this of you guys you know a million times before but you know could you just talk about the acquisition front a little bit here?

Ray De Hont:
Yes we’re at various stages right now, Rich and it’s frustrating in a way because you know we’re talking to a lot of people, we’re working with people to try to find good potential acquisitions and as I said we’re in various stages.

Part of the problem is that a lot of companies are coming off of a bad year where their sales were down, their income was down and they’re somewhat reluctant (and) hoping that the economy will come back stronger and they’ll be able to get a better price.

MET-PRO CORPORATION
Moderator: Kevin Bittle
08-26-10/10:00 a.m. CT
Confirmation # 89900484

And so they’re reluctant to let go at this point.  But we are keeping in touch with companies, we’re making the phone calls, I’m making phone calls, I’m getting in front of people and we’re trying our best to do something.

But that’s where we’re at, we’re at various stages along the line.

Richard Verdi:	OK, all right and one other last questions, how about any buy backs maybe out there? You know you thinking about buying back stock at all?

Ray De Hont:
Well we evaluated — we evaluated as we go along during the year we look at you know what the stock is doing, we look at you know what we feel as far as value wise and as a Board of Directors along with management we’re constantly keeping an eye on it.

We don’t know — based on our evaluations we’ll determine what we do at any given point.  We have not bought a lot back in the past other than the one time and even the ones we’ve bought back earlier this year was primarily due to stock options.

Richard Verdi:	OK all right super thanks a lot guys and hey great quarter, thank you.

Ray De Hont:	Thank you.

Gary Morgan:	Thank you Rich.

Operator:	Your next question comes from the line of William Bremer with Maxim Group.

William Bremer:	Good morning gentlemen, nice quarter.

Ray De Hont:	Thank you William good morning.

Male:	Good morning William.

William Bremer:	Hey Ray, did I hear you correctly in terms of the mix of bookings were 60 percent international, 40 percent domestic?

Ray De Hont:	I’m talking about that pipeline now.

MET-PRO CORPORATION
Moderator: Kevin Bittle
08-26-10/10:00 a.m. CT
Confirmation # 89900484

William Bremer:	The pipeline, OK.

Ray De Hont:	I’m talking about the 20 million, approximate 20 million dollars worth of large projects, a million dollars or more. The mix there is about 60 percent international, 40 percent domestic.

William Bremer:	That’s currently what you’re — that’s currently what you’re bidding on?

Ray De Hont:	(No that’s.)

William Bremer:	Or is that?

Ray De Hont:	We have bid that.

William Bremer:	OK but that’s not bookings?

Ray De Hont:	That’s not bookings. Those are back — pipeline of bids that are out there.

William Bremer:	OK.

Ray De Hont:	That we feel are well positioned on but again I don’t have that crystal ball. I can’t tell you 100 percent we’re going to get them but we feel we’re well positioned.

William Bremer:	OK.

Gary Morgan:	For the bookings in the second quarter William the 22.1 million of bookings approximately 31 percent was international and the balance was domestic.

William Bremer:	Thank you. And also what was the sales breakdown for the quarter?

Gary Morgan:	By sales breakdown in international domestic?

William Bremer:	Exactly.

Gary Morgan:	International sales for the quarter, hang on let me.

William Bremer:	And also the aftermarket.

MET-PRO CORPORATION
Moderator: Kevin Bittle
08-26-10/10:00 a.m. CT
Confirmation # 89900484

Gary Morgan:	International sales for the quarter ending July 31, was 23.2 percent and domestic was 76.8 percent.

Ray De Hont:	Yes we had international sales of 5.7 million dollars and domestic sales of 15.8 million dollars.

William Bremer:	OK thanks. OK all right let’s — how much was your aftermarket as a percentage of sales for the quarter?

Gary Morgan:	We don’t break that apart William; I would assume it’s been pretty consistent. I would say about 40 percent.

William Bremer:	OK.

Ray De Hont:	William I apologize I gave you a wrong number there as far as I was looking at the six months when I gave you the breakdown between domestic and international.

Gary Morgan:	Yes.

Ray De Hont:
For the three month period, second quarter the actual breakdown was 26.5 percent for international, 73.5 percent for domestic.  The numbers I gave you before were for a six month period which is 23.2 international, 76.8 percent for domestic.

William Bremer:	OK Ray thank you I appreciate it.

Ray De Hont:	Yes.

William Bremer:	One other question regarding the gross margin, very, very nice mix, are you seeing any pricing pressure in some of your segments as you bid projects. In particular say Fluid Handling?

Ray De Hont:	Not so much on the Fluid Handling side. You know when you look at our Fluid Handling business we’re really and our whole company we’re niche oriented.

William Bremer:	Yes.

MET-PRO CORPORATION
Moderator: Kevin Bittle
08-26-10/10:00 a.m. CT
Confirmation # 89900484

Ray De Hont:
So we play in niches where we have a lot of knowledge and we’re able to demand things because of that knowledge.  Where we’re seeing some pricing pressure, I mentioned earlier was in Pristine on the municipal side with the chemicals.

William Bremer:	Right.

Ray De Hont:
We’re seeing a little bit on the Air side but you see some with — it depends who the customer is and what part of the market it is because we’re also seeing on the Air side on some of these large projects very good margins.

William Bremer:	Yes.

Ray De Hont:
So it’s a mix.  But there is some pricing pressure out there it depends what particular competitor you’re up against.  One that might be let’s say not having the success in the booking side they might go in at a lower number but our numbers when you look at our results with the 36 percent.

William Bremer:	Yes.

Ray De Hont:	The excess of 36 percent in gross margin, they include some lower margin jobs in there. We don’t just bid and win all high margin jobs, there is a mix there.

William Bremer:	Yes.

Ray De Hont:	And — but we watch it and what we try to do is make sure that our business doesn’t go from a high margin business to a commodity business. So we watch that very carefully.

William Bremer:
Exactly very nicely done.  And just one housekeeping, Gary, general and administration nice reduction sequentially here with the potential of larger projects in the second half and going into your fiscal ’12.  How should we look at general and administration as a run rate going forward?

MET-PRO CORPORATION
Moderator: Kevin Bittle
08-26-10/10:00 a.m. CT
Confirmation # 89900484

Gary Morgan:
In the second quarter, general and administration was slightly under 2.8 million dollars.  I would, I would use that number going forward in the third. I would think it would be consistent in the third and fourth quarter moving forward this year.

William Bremer:	OK great thank you gentlemen.

Ray De Hont:	You’re welcome.

Operator:	Your next question comes from the line of JinMing Liu with Ardour Capital.

Robert Lahey:	Hi gentlemen this is Robert Lahey speaking on behalf of JinMing.

Ray De Hont:	Good morning

Gary Morgan:	Good morning.

Robert Lahey:
Most of our questions have already been answered actually but I was just wondering if we could go back to your international sales a little bit.  I was wondering if you could just give a little more granularity in terms of which markets were the biggest in 2Q or in this quarter?  And also any trends you’re seeing that could stretch into calendar year 2011?

Ray De Hont:
Well I think the big activity, one of the bigger activities is with our Strobic Air business.  There's a lot of activity there both in Saudi Arabia and Asia, we’re seeing activity in Australia.  We’re also seeing activity in Australia for our Air side of our business which is the Met-Pro Environmental Air Solutions Group.

So we’re seeing activity there for scrubbers, dust collectors you go over to the Singapore where we’re seeing some good activity in that area with our pump group, our Global Pump Solutions Group.

So the heavy activity with good potential is Strobic Air for sure overseas, Asia, Saudi Arabia as I said, Australia also the scrubber side of our business the Duall brand and then the pump side of our business.

Robert Lahey:	Great thank you. And do you have a company head count?

MET-PRO CORPORATION
Moderator: Kevin Bittle
08-26-10/10:00 a.m. CT
Confirmation # 89900484

Ray De Hont:	Yes the last head count in the company was I believe it was 322 total head count.

Gary Morgan:	Approximately that number.

Robert Lahey:	Thank you gentlemen.

Ray De Hont:	You’re welcome.

Operator:
And as a reminder if you would like to ask a question or if you have a comment please press star one on your telephone keypad.  Our next question comes from the line of Will Machowitz with Heartland Fund.

Will Machowitz:	Good morning thanks for taking my question.

Ray De Hont:	Good morning Will.

Gary Morgan:	Good morning Will.

Will Machowitz:
I just — good morning Ray and Gary, I’d just like to get back to the cash balance for now on the fourth quarter of north of 30 million dollars in cash.  Cash as a percentage of (inaudible) revenues has never been this high at 41 percent.  The company if you look back over the last ten years has grown a whopping six percent.  I realize I’m cherry picking the time frame there because we’re going through this great recession.  But I’m really curious what you’re going to do to jump start some growth of this company here.

Ray De Hont:
All right, a couple things Will.  One of the things that we’re driving the business towards is rather than being than chasing business driving the business.  What we’ve done, we’ve added some key people in our organization as far as product — we’re marketing slash business development.

We put a marketing business development person down in South America, we’ve just brought on a marketing business development person for our Met-Pro Environmental Air Solutions Group, we put one again market and business development in the Keystone area.  We’re going to draw — we’re looking to drive the business rather than chase the business.

MET-PRO CORPORATION
Moderator: Kevin Bittle
08-26-10/10:00 a.m. CT
Confirmation # 89900484

Another thing is as far as when you look at — we have coming up in September we’re bringing the sales people in with the general managers, we’re all meeting together.  And the whole emphasis is driving that top line.

Agreed when you look at it with six percent you take the — if you go back from let’s say 2003 to five years forward we grew the business over 53 percent, 54 percent and then the economy started to go backwards.

We feel we’re set up now better than we ever have.  We took the organization, we combined Flex-Kleen Systems and Duall product brands into the Met-Pro Environmental Air Solutions Group we had that set up now, we’re pushing and pulling on that organization to make it as strong as possible.

But we’ve set the organization up to now to where we really can attack our niches and penetrate the niches better than ever.  So we’re taking the focus and we’re really becoming much more aggressive of driving the business rather than chasing the business and we see opportunities there.

We also are looking to fill the voids that we might have in our product brands or product lines.  And we’re as I said with Rich’s question we’re at various stages talking to people, we’re investing in R&D, we’re continuing to develop new products, new technologies, we’re improving products.  We’ve got a lot going on the R&D side.  So these are things to fill the product or let’s say our menu of products to where we go to the market.

Will Machowitz:	OK well thanks for the color there, thank you.

Ray De Hont:	You’re welcome.

Operator:	And at this time I show we have no further questions. So I would like to turn the call over to Mr. De Hont.

Ray De Hont:
Thank you (Antanell).  Once again thank you all for joining us this morning.  We hope we’ve been able to provide you with a useful update on Met-Pro’s progress and performance but please feel free to contact either me or Gary if you (should) have any further questions.

MET-PRO CORPORATION
Moderator: Kevin Bittle
08-26-10/10:00 a.m. CT
Confirmation # 89900484

Have a great day everyone.

Operator:	Ladies and gentlemen we thank you for your participation. This concludes today’s conference call, you may now disconnect.

END